Exhibit 99.1

Baylake Corp. Reports Net Income Growth, Significant Continued

Asset Quality Improvements in First Quarter 2013

Sturgeon Bay, Wisconsin, April 18, 2013 – Baylake Corp. (OTCBB:BYLK), holding company for Baylake Bank, which provides full service banking and financial services from 23 locations in Northeast and Central Wisconsin, today announced results for the quarter ended March 31, 2013.  Baylake’s first quarter results reflect solid net earnings, significant year-over-year and consecutive quarter reduction of non-performing assets (“NPAs”), greater balance sheet efficiency, and growth of core non-interest income.

For the quarter ending March 31, 2013, the company’s net income was $1.76 million or $0.19 per diluted share, compared with $1.33 million or $0.15 per diluted share for the quarter ending March 31, 2012. The year-over-year net earnings improvement resulted, in part, from a steep reduction in the provision for loan loss and non-interest expense cost savings relating to the third quarter 2012 sale of four branches in Waupaca County, WI.

HIGHLIGHTS

•

Quarterly earnings growth in first quarter 2013 primarily reflected lower interest and non-interest expense and a significant decrease in the bank’s loan loss provision compared with first quarter 2012, which offset a decline in total interest income related to the sale of branch assets.

•

The company’s efficiency ratio improved to 67.1% for first quarter 2013, compared with 71.6% for first quarter 2012.

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The company demonstrated an improved return on average assets (“ROAA”) of 0.73% for the quarter ending March 31, 2013, compared with 0.50% for the quarter ending March 31, 2012.

•

Return on average equity (“ROAE”) increased to 7.60% in first quarter 2013 compared with 6.23% in first quarter 2012, reflecting greater productivity and a leaner but improved balance sheet.

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Book value per common share rose 8.8% to $11.85 per common share at March 31, 2013, compared with $10.89 per common share at March 31, 2012.

•

Non-performing loans (“NPLs”) to total loans declined sharply to 1.5% at March 31, 2013, compared with 3.5% at March 31, 2012.

•

The loan loss reserve to non-performing loan ratio was 96.2% at March 31, 2013, compared with 50.1% at March 31, 2012, representing much stronger coverage against NPLs.

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NPAs declined 30.9% to $17.22 million at March 31, 2013 compared with $24.92 million at December 31, 2012.  Compared with the end of first quarter 2012, the total dollar amount of NPAs was lower by 53.8%.

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Baylake’s residential mortgage origination and gains on sale of these loans, financial services revenues, and data processing affiliate results contributed to core non-interest income growth.

•

The company’s total risk-based capital ratio increased to 16.42% at March 31, 2013, compared with 13.77% at March 31, 2012, reflecting a significantly strengthened capital position.

“Ongoing improvement in asset quality, a significant reduction of costs related to operating foreclosed properties, and disciplined expense management were key to our earnings growth in the first quarter,” said Robert J. Cera, President and CEO. “Our reduced non-interest expenses are reflecting the positive impact of selling under-performing branches, and our efficiency ratio improvement illustrates increased efficiencies throughout our branch network.”

“We are seeing continued strength in our mortgage lending business, and non-interest income derived from the sale of loans in the secondary market increased 64% compared with first quarter 2012, primarily from residential mortgages.  We also reported a 51% increase from the prior year first quarter in income generated from our asset management and wealth services which demonstrates a growing contribution from our efforts in this important operating division.  We expect to see continuing gains in coming quarters as we expand these business lines.”

“Although lower total interest income clearly reflects reduced loan balances due to the sale of four branches, our improved ROAA demonstrates that we are leveraging our most productive assets. In the past few years, we have made great strides to strengthen the bank.  With key regulatory issues behind us, improved asset quality, and a sound capital position, we are able to focus on growth and building long term shareholder value.”

Net interest income after provision for loan losses was $6.76 million in first quarter 2013, compared with $6.57 million in first quarter 2012. Total interest income was $8.65 million in first quarter, down 16.1% compared with $10.32 million in first quarter 2012, primarily reflecting lower loan balances and slight net interest margin compression.

Interest expense declined 35.3% to $1.29 million compared with $2.0 million in first quarter 2012.  Cera explained the company’s ongoing strategy to reduce wholesale borrowings has contributed to reduced interest expense, adding that he anticipates further reductions in higher-cost wholesale borrowings to occur in the second and third quarter of 2013. With increased ability to rely on lower-cost core deposits to fund lending activity, the company maintained a relatively stable net interest margin of 3.45% in first quarter 2013 compared with 3.51% in first quarter 2012.

Total non-interest income in first quarter 2013 was $2.50 million compared with $3.05 million in first quarter 2012, which included a $0.7 million gain from the sale of securities. The bank had no gains on sold securities in first quarter 2013. Key areas of growth in the 2013 quarter include gain on the sale of loans of $0.6 million compared with $0.4 million in first quarter 2012, income from financial services of $0.3 million compared with $0.2 million in first quarter 2012, a nominal increase in income from the company’s UFS equity stake in the first quarter 2013, and modest year-over-year growth in fees from fiduciary services.

“We anticipate that in 2013 we can achieve meaningful growth in several non-interest income areas, including fees from expanded commercial banking relationships and asset management activities,” noted Cera. “Growing our non-interest income is a key strategic focus for us. Having a full range of business banking services and solutions as well as asset management and financial planning capabilities offers a competitive edge over many banks in our markets. We’re leveraging our robust service and technology infrastructure to both cross-sell current customers and win new customers. ”

Non-interest expense for the quarter ended March 31, 2013 was $6.81 million, compared with $7.83 million for the quarter ended March 31, 2012, a 13.1% reduction. The improvement compared with first quarter 2012 was highlighted by a 66.6% decline in expenses related to operating foreclosed properties, a 5.5% reduction in salaries and employee benefits, a 47.2% decline in FDIC insurance costs due to the company’s improved financial condition and a 54.8% decline in loan and collection expenses which reflects the company’s improved asset quality.

Balance Sheet, Asset Quality

At March 31, 2013, total assets were $955.93 million, compared with $1.07 billion at March 31, 2012 and $1.02 billion at December 31, 2012. Total loans were $595.82 million at March 31, 2013, $638.78 million at March 31, 2012, and $596.43 million at December 31, 2012.  Both declines primarily resulted from the sale of four branches in the third quarter of 2012.

Total deposits were $758.96 million at March 31, 2013, $858.32 at March 31, 2012 and $806.02 million at December 31, 2012. Cera noted the reduction in deposits between December 31, 2012 and March 31, 2013 primarily reflected the sale of four branches, as well as allowing higher-rate deposits to run off. “We still have strong capacity to grow lending using core deposits as our primary funding source allowing us to further reduce our more costly wholesale borrowing,” Cera added.

Non-performing loans were $8.64 million at March 31, 2013, compared with $22.46 million at March 31, 2012. Total non-performing assets declined to $17.22 million at March 31, 2013, compared with $37.23 million at March 31, 2012. The first quarter 2013 loan loss provision declined sharply to $0.6 million compared with first quarter 2012 loan loss provision of $1.75 million.  The company’s allowance for loan losses to total non-performing loans was 96.2% in first quarter 2013 compared with 50.1% in first quarter 2012.  The ratio of non-performing assets to total assets declined to 1.8% in first quarter 2013 compared with 3.5% in first quarter 2012. Cera explained the goal for 2013 is to move this ratio below 1.5% by year-end.

The company’s strengthened financial condition and improved capital position was reflected in 9.2% growth in stockholders’ equity at March 31, 2013 to $94.26 million, or 9.9% of total assets, compared with $86.36 million or 8.1% of total assets at March 31, 2012. At March 31, 2013, Baylake’s total risk-based capital ratio was 16.42%, its Tier 1 risk-based capital ratio was 13.79% and its leverage ratio was 9.72% -- all representing significant improvement compared with first quarter 2012. Both Baylake Corp. and Baylake Bank exceeded “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Cera concluded: “With a great deal of the work to strengthen the balance sheet and improve overall asset quality behind us, we can focus on growing the bank while maintaining asset quality.  It is important to note that with significantly less need to dedicate our financial resources to managing asset quality related issues, we can put a greater percentage of our resources to fueling growth.”

“The talented individuals in all our 23 branch offices are energized and committed to growing Baylake’s business on all fronts. Our full slate of banking and advisory services generates opportunities to attract new customers and win a greater percentage of all our customers’ financial services business.  We look forward to competing every day to earn new business and renew the trust of our client base.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 23 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected financial and other data at March 31, 2013 and 2012 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) March 31 numbers are UNAUDITED	March 31, 2013	December 31, 2012	March 31, 2012
	(dollars in thousands, except share and per share data)
Total assets	$ 955,930	$ 1,023,971	$ 1,067,705
Investment securities (1)	245,823	242,019	279,074
Total loans	595,817	596,427	638,784
Total deposits	758,962	806,015	858,324
Borrowings (2)	69,110	91,568	88,277
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,400	9,400	9,450
Stockholders’ equity	94,264	93,144	86,358
Non-performing loans (3)	8,639	14,448	22,459
Non-performing assets (3)	17,218	24,924	37,225
Restructured loans, accruing	3,267	3,931	6,469
Shares outstanding	7,955,834	7,937,347	7,926,458
Book value per share	$ 11.85	$ 11.73	$ 10.89

	As of and for the Three Months Ended
	March 31,
	(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2013	2012
Total interest income	$ 8,653	$ 10,318
Total interest expense	1,293	1,998
Net interest income before provision for loan losses	7,360	8,320
Provision for loan losses	600	1,750
Net interest income after provision for loan losses	6,760	6,570

Total non-interest income	2,499	3,045
Total non-interest expense	6,808	7,833

Income before income taxes	2,451	1,782
Income tax expense	696	450
Net income	$ 1,755	$ 1,332

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.22	$ 0.17
Net income per share (diluted)	$ 0.19	$ 0.15
Cash dividends per common share	$ 0.04	$ 0.01
Book value per share	$ 11.85	$ 10.89

	As of and for the Three Months Ended
	March 31,
	2013	2012
Performance Ratios: (5)
Return on average total assets	0.73%	0.50%
Return on average total shareholders’ equity	7.60%	6.23%
Net interest margin (6)	3.45%	3.51%
Net interest spread (6)	3.35%	3.42%
Efficiency ratio (9)	67.14%	71.55%
Non-interest income to average assets	1.03%	1.14%
Non-interest expense to average assets	2.82%	2.94%
Net overhead ratio (7)	1.79%	1.80%
Average loan to average deposit ratio	76.43%	73.65%
Average interest earning assets to average interest bearing liabilities	117.38%	111.69%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	1.45%	3.52%
Allowance for loan losses to:
Total loans	1.40%	1.76%
Non-performing loans	96.23%	50.09%
Net charge-offs to average loans (annualized)	0.99%	0.72%
Non-performing assets to total assets	1.80%	3.49%

Capital Ratios: (5)(8)
Stockholders’ equity to assets	9.86%	8.09%
Tier 1 risk-based capital	13.79%	11.25%
Total risk-based capital	16.42%	13.77%
Tier 1 leverage ratio	9.72%	7.95%

Other:
Number of bank subsidiaries	1	1
Number of banking facilities	23	27
Number of full-time equivalent employees	262	296

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains, net gains on sale of fixed assets and land held for sale and net gains on sale of branches.